Exhibit 23(c)

Report of Independent Accountants

To the Board of Directors and Shareholders of BB&T Corporation:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of income, of changes in shareholders’ equity, and of cash flows present fairly, in all material respects, the financial position of BB&T Corporation and its subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of BB&T Corporation as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, prior to the revisions described in Note 7 and Note 20, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 28, 2002.

As discussed in Note 1 to the consolidated financial statements, upon adoption of new accounting pronouncements effective during 2002 the Company changed its method of accounting for goodwill and intangible assets, and its method of accounting for loan commitments to be accounted for as derivatives.

As discussed above, the financial statements of BB&T Corporation as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. As described in Note 7 and Note 20, respectively, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002, and Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which was adopted by the Company as of October 1, 2002; and revised to reflect the current composition of the Company’s reportable segments under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. We audited the transitional disclosures described in Note 7 and the adjustments that were applied to the segment disclosures in Note 7 and Note 20. In our opinion, the transitional disclosures for 2001 and 2000 in Note 7 and the adjustments that were applied to the segment disclosures in Note 7 and Note 20 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina

January 28, 2003, except as to Note 7 and Note 20 which are as of December 11, 2003

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